Exhibit 99.1

Optio Software Reports Fiscal 2007 Second Quarter Financial Results

ALPHARETTA, Ga. – Sept. 12, 2005 – Optio® Software (OTCBB:OPTO.OB), a leading provider of business process improvement solutions dedicated to helping customers achieve unprecedented speed, accuracy, functionality and quality in their inbound and outbound document processes, today reported financial results for the fiscal 2007 second quarter and six-month period ended July 31, 2006.

Revenue

Total revenue for the second quarter of 2007 declined eight percent to $6.8 million from $7.4 million in the prior fiscal year quarter. Software license revenues were $1.6 million in the three months ended July 31, 2006, compared to $2.5 million in the three months ended July 31, 2005.

Optio’s subscription licensing contracts contributed $560,000 of revenue to the quarter ended July 31, 2006, up from $526,000 of revenue from the quarter ended July 31, 2005.

“Optio’s Q2 net loss is largely due to the delayed signing of two key contracts that actually closed within four weeks of this quarter’s end,” said Wayne Cape, chairman, president and chief executive officer of Optio Software.  “We anticipated an increase in revenues from our business process improvement (BPI) solutions; however, these products, while contributing to the revenue for the quarter, have not generated revenue as quickly as we expected.  Sales of Optio’s newer, higher-priced solutions, such as those dedicated to multi-level BPI, require a longer sales cycle than Optio’s document management solutions.

“In response to current market trends and our customers’ ongoing needs, we have recently developed a highly anticipated new product line focused on strategic business process management,” added Cape.  “Optio’s ‘next generation’ solution suite, which we expect to bring to market within the next three months, will increase our breadth and depth of service in the enterprise document management and electronic health record industries. Looking forward, we’re encouraged by the strong interest we see for both our current and future software solution suites.”

Key Metrics

Due to increased customer loyalty, services and maintenance revenues climbed to $4.6 million in the three months ended July 31, 2006 from $4.3 million in the three months ended July 31, 2005.  Additionally, Days’ Sales Outstanding (SDO) decreased from 48 days to 40 days in comparison to the previous quarter.

Cost of Revenue

For the second quarter, total cost of revenue increased slightly to $1.8 million from $1.7 million reported during the same quarter in the prior fiscal year.

Operating Expenses

Total operating expenses increased to $5.5 million in the three months ended July 31, 2006 from $5.4 million in the three months ended July 31, 2005.

Net Loss

Net loss for the second quarter of fiscal 2007 was $450,000 and diluted earnings per share (EPS) were $(0.02), a decline from net income of $244,000 and diluted EPS of $0.01 in the prior-year quarter.

Six Months Ended July 31, 2006

Total revenue for the six months ended July 31, 2006 was $13.6 million, compared with $14.3 million in the six months ended July 31, 2005. Software license revenues were $3.5 million in the six months ended July 31, 2006, compared to $4.8 million in the six months ended July 31, 2005.  Optio’s subscription licensing revenue increased to $1.1 million in the six months ended July 31, 2006 from $1.0 million in the six months ended July 31, 2005.  Services and maintenance revenues increased to $9.0 million in the six months ended July 31, 2006 from $8.5 million in the six months ended July 31, 2005. Total cost of revenue increased slightly to $3.6 million in the six months ended July 31, 2006 from $3.5 million in the six months ended July 31, 2005.

Operating expenses for the six months ended July 31, 2006 were $10.7 million, consistent with the six months ended July 31, 2005.

For the six months ended July 31, 2006, net loss was $504,000, or $(0.02) diluted EPS, a decline from net income of $154,000 and diluted EPS of $0.01 in the six months ended July 31, 2005.

Second Quarter Highlights and Business Metrics

Several significant software license transactions were closed during the quarter, including sales to Safco Products Company, EV3, Inc., Seachange International, Pinellas County Board of Commissioners Information Systems and Rosetta Stone (Fairfield Language Technologies).

Optio closed the quarter with $8.5 million in cash and cash equivalents, compared with $8.0 million as of Jan. 31, 2006.   The company had no outstanding balance on its line of credit as of July 31, 2006.

About Optio Software

Optio Software, with 25 years of experience and more than 5,000 clients, worldwide, provides software solutions dedicated to helping customers achieve unprecedented speed, accuracy, functionality and quality in their inbound and outbound document processes, while extending the value of their Enterprise Resource Planning (ERP) and Hospital Information Systems (HIS) applications.  More than 5,000 organizations rely on Optio

Software for innovative business process improvement solutions that allow them to reduce transactional activities and focus on core responsibilities.  Headquartered in Alpharetta, Ga., Optio Software maintains European, Middle Eastern and African headquarters in Paris, France and sales offices in the United States, Germany and the United Kingdom. For more information about Optio Software or to contact a local Optio sales consultant, reach us at 770.576.3500 or visit our website at www.optio.com.

© Copyright 2006, Optio Software, Inc. All Rights Reserved. Optio is a registered trademark of Optio Software, Inc. Other companies and products mentioned in this document are the property of their respective owners.

Forward-Looking Statements

This press release includes statements and other matters that could be considered to be forward-looking and subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. Optio’s actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, risks associated with Optio’s reliance on strategic marketing and reseller relationships, the collectibility of Optio’s accounts receivable and note receivable (specifically, the M2 note receivable), fluctuations in operating results because of acquisitions or dispositions, failure to integrate new products and newly acquired companies, diversion of management resources relating to acquisitions, reduction in cash reserves relating to acquisitions, challenges relating to acquisitions and the possibility that this may cause Optio to no longer be profitable, the negative effect on Optio’s earnings relating to the amortization or potential write-down of acquired assets or goodwill, failure to retain the business relationships with existing customers of acquisitions, changes in competition, changes in economic conditions in the U.S. and in other countries in which Optio currently does business (both general and relative to the technology industry), delays or inability to develop new or unique software, market acceptance of new products, the failure of new products to operate as anticipated, expectation of achieving and sustaining operating profits and earnings, including the timing of such cash flow and company performance, disputes regarding Optio’s intellectual property, risks relating to the delisting of our stock, possible adverse results of pending or future litigation, or risks associated with Optio’s international operations. These and additional factors are set forth in “Item 1.A. Risk Factors” included in Optio’s most recent Annual Report on Form 10-K. You should carefully review these risks and additional risks described in other documents Optio files from time to time with the Securities and Exchange Commission, including the Quarterly Report of Form 10-Q that Optio will file on or before September 14, 2006.

OPTIO SOFTWARE, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2006	2005	2006	2005

Revenue:
License fees	$1,643	$2,544	$3,541	$4,755
Subscription fees	560	526	1,115	1,035
Services, maintenance, and other	4,565	4,309	8,974	8,505
	6,768	7,379	13,630	14,295

Cost of revenue:
License fees	146	175	278	357
Services, maintenance, and other	1,644	1,561	3,321	3,176
	1,790	1,736	3,599	3,533
	4,978	5,643	10,031	10,762

Operating expenses:
Sales and marketing	2,543	2,748	5,082	5,609
Research and development	1,375	1,316	2,697	2,594
General and administrative	1,380	1,127	2,522	2,044
Depreciation and amortization	200	243	384	431
	5,498	5,434	10,685	10,678
Income (loss) from operations	(520)	209	(654)	84

Other income (expense):
Interest income	113	60	209	116
Interest expense	(2)	(2)	(3)	(4)
Other	(5)	(13)	(4)	(14)
	106	45	202	98

Income (loss) before income taxes	(414)	254	(452)	182
Income tax expense	36	10	52	28
Net income (loss)	$(450)	$244	$(504)	$154

Net income (loss) per share - basic	$(0.02)	$0.01	$(0.02)	$0.01
Net income (loss) per share - diluted	$(0.02)	$0.01	$(0.02)	$0.01
Weighted average shares outstanding - basic	22,223,643	20,880,334	22,036,310	20,870,480
Weighted average shares outstanding - diluted	22,223,643	23,935,173	22,036,310	24,188,430

OPTIO SOFTWARE, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	July 31,	January 31,
	2006	2006

ASSETS

Current Assets:
Cash, cash equivalents and marketable securities	$8,473	$7,954
Accounts receivable, net	3,255	4,811
Notes receivable from M2	298	323
Other current assets	841	725
Total current assets	12,867	13,813

Property and equipment, net	2,327	613
Notes receivable	1,598	1,720
Goodwill and other intangible assets, net	3,725	3,461
Other assets	94	91

Total Assets	$20,611	$19,698

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$858	$922
Other accrued liabilities	1,411	2,218
Deferred revenue	7,206	7,373
Current portion of accrued lease incentive liability	122	—
Current portion of debt and capital lease obligations	69	1
Total current liabilities	9,666	10,514

Long-term portion of debt and capital lease obligations	346	—
Long-term accrued expenses	158	63
Accrued lease incentive liability	878	—

Shareholders’ equity	9,563	9,121

Total liabilities and shareholders’ equity	$20,611	$19,698